Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 13, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of Sport Supply Group, Inc. and Subsidiaries contained in the Annual Report of on Form 10-K for the year ended June 30, 2007 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton, LLP
Dallas, Texas
September 13, 2007